Exhibit 99.1 (b)3

CONSOLIDATED BALANCE SHEETS

NDCHealth Corporation and Subsidiaries

(In thousands, except share data)

	May 30, 2003	May 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$16,103	$13,447
Accounts receivable	78,988	76,161
Allowance for doubtful accounts	(6,785)	(5,710)

Accounts receivable, net	72,203	70,451

Income tax receivable	1,199	2,229
Deferred income taxes	21,663	19,987
Prepaid expenses and other current assets	34,304	22,677

Total current assets	145,472	128,791

Property and equipment, net	116,678	101,566
Intangible assets, net	479,234	377,322
Deferred income taxes	5,018	21,403
Debt issuance cost	12,756	1,444
Investments	9,956	13,497
Other	18,138	14,161

Total Assets	$787,252	$658,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$91,000
Short-term borrowings	—	11,906
Current portion of long-term debt	6,558	963
Current portion of obligations under capital leases	1,028	1,296
Accounts payable and other accrued liabilities	61,211	75,035
Accrued interest	13,281	1,012
Deferred revenue	38,137	21,089

Total current liabilities	120,215	202,301

Long-term debt	321,262	151,910
Obligations under capital leases	558	1,779
Deferred revenue	9,461	—
Other long-term liabilities	30,225	22,592

Total liabilities	481,721	378,582

Commitments and contingencies
Minority interest in equity of subsidiaries	9,019	21,856
Stockholders’ equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized, none issued	—	—
Common stock, par value $.125 per share; 200,000,000 shares authorized; 34,888,753 and 34,643,922 shares issued in 2003 and 2002, respectively.	4,361	4,330
Capital in excess of par value	216,156	212,026
Retained earnings	79,228	54,194
Deferred compensation and other	(4,301)	(6,743)
Other comprehensive income	1,068	(6,061)

Total stockholders’ equity	296,512	257,746

Total Liabilities and Stockholders’ Equity	$787,252	$658,184